Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-20275, 33-48178, 33-57327, 33-40652, 33-40653, 333-64431, 333-67627, 333-67631, 333-82735, 333-89303, 333-46560, 333-52388, 333-52390, 333-53610, 333-53616, 333-57478, 333-98761, 333-100862 and 333-104245 and Forms S-3 Nos. 333-29257, 333-71392, and 333-100861) of Southwest Airlines Co. and in the related Prospectuses of our report dated January 21, 2004, with respect to the consolidated financial statements of Southwest Airlines Co. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Dallas, Texas
January 26, 2004